                                                                     EXHIBIT 2.2


                   GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT



                                     BETWEEN



                                3COM CORPORATION


                                       AND


                                   PALM, INC.




                                FEBRUARY 26, 2000

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
ARTICLE I CONTRIBUTION AND ASSUMPTION.................................................................................1

      Section 1.1         Contribution of Assets and Assumption of Liabilities........................................1
      Section 1.2         Palm Assets.................................................................................2
      Section 1.3         Palm Liabilities............................................................................3
      Section 1.4         The Non-US Plan.............................................................................5
      Section 1.5         Methods of Transfer and Assumption..........................................................5
      Section 1.6         Governmental Approvals and Consents.........................................................6
      Section 1.7         Nonrecurring Costs and Expenses.............................................................7
      Section 1.8         Novation of Assumed Palm Liabilities........................................................7

ARTICLE II LITIGATION.................................................................................................8

      Section 2.1         Allocation..................................................................................8
      Section 2.2         Cooperation.................................................................................8

ARTICLE III MISCELLANEOUS.............................................................................................9

      Section 3.1         Entire Agreement............................................................................9
      Section 3.2         Governing Law...............................................................................9
      Section 3.3         Notices.....................................................................................9
      Section 3.4         Parties in Interest.........................................................................9
      Section 3.5         Counterparts...............................................................................10
      Section 3.6         Assignment.................................................................................10
      Section 3.7         Severability...............................................................................10
      Section 3.8         Failure or Indulgence Not Waiver; Remedies Cumulative......................................10
      Section 3.9         Amendment..................................................................................10
      Section 3.10        Authority..................................................................................10
      Section 3.11        Interpretation.............................................................................10
      Section 3.12        Conflicting Agreements.....................................................................11

ARTICLE IV DEFINITIONS...............................................................................................11

      Section 4.1         3Com Group.................................................................................11
      Section 4.2         Action.....................................................................................11
      Section 4.3         Affiliated Company.........................................................................11
      Section 4.4         Ancillary Agreement........................................................................11
      Section 4.5         Assets.....................................................................................11
      Section 4.6         Contracts..................................................................................13
      Section 4.7         Delayed Transfer Assets....................................................................13
      Section 4.8         Distribution...............................................................................13
      Section 4.9         Distribution Date..........................................................................13
      Section 4.10        Governmental Approvals.....................................................................13
      Section 4.11        Governmental Authority.....................................................................13

                                     -i-


      Section 4.12        Indemnification and Insurance Matters Agreement............................................13
      Section 4.13        Insurance Policies.........................................................................13
      Section 4.14        Insured Palm Liabilities...................................................................13
      Section 4.15        Intellectual Property......................................................................14
      Section 4.16        IPO Registration Statement.................................................................14
      Section 4.17        Liabilities................................................................................14
      Section 4.18        Local Transfer Agreements..................................................................14
      Section 4.19        Non-US Plan................................................................................14
      Section 4.20        OFLs.......................................................................................14
      Section 4.21        Palm Balance Sheet.........................................................................15
      Section 4.22        Palm Business..............................................................................15
      Section 4.23        Palm Contingent Gain.......................................................................15
      Section 4.24        Palm Contingent Liability..................................................................16
      Section 4.25        Palm Contracts.............................................................................16
      Section 4.26        Palm Group.................................................................................17
      Section 4.27        Palm Pro Forma Balance Sheet...............................................................17
      Section 4.28        Person.....................................................................................17
      Section 4.29        Retained Payables..........................................................................17
      Section 4.30        Retained Receivables.......................................................................17
      Section 4.31        Security Interest..........................................................................17
      Section 4.32        Separation.................................................................................18
      Section 4.33        Separation Agreement.......................................................................18
      Section 4.34        Separation Date............................................................................18
      Section 4.35        Subsidiary.................................................................................18
      Section 4.36        Taxes......................................................................................18

                                    SCHEDULES

Schedule 1.1(c)                     Delayed Transfer Assets and Liabilities
Schedule 1.2(a)(viii)               Specific Palm Assets to be Transferred
Schedule 1.2(b)(i)                  Excluded Assets
Schedule 1.3(a)(vi)                 Divested Businesses Which Contain Liabilities to be Transferred to Palm
Schedule 1.3(a)(vii)                Specific Palm Liabilities
Schedule 1.3(b)(i)                  Excluded Liabilities

                   GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

         This General Assignment and Assumption Agreement (this "AGREEMENT") is entered into on February 26, 2000 between 3Com Corporation, a Delaware corporation ("3COM"), and Palm, Inc., a Delaware corporation ("PALM"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in ARTICLE IV hereof.

                                    RECITALS

         WHEREAS, 3Com hereby and by certain other instruments of even date herewith transfers or will transfer to Palm effective as of the Separation Date, certain assets of the Palm Business owned by 3Com in accordance with the Master Separation and Distribution Agreement dated as of December 13, 1999 between the 3Com and Palm Computing, Inc., a California company (the "SEPARATION AGREEMENT").

         WHEREAS, it is further intended between the parties that Palm assume certain of the liabilities related to the Palm Business currently owed by 3Com, as provided in this Agreement, the Separation Agreement or the other agreements and instruments provided for in the Separation Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I

                           CONTRIBUTION AND ASSUMPTION

         SECTION 1.1  CONTRIBUTION OF ASSETS AND ASSUMPTION OF LIABILITIES.

         (a) TRANSFER OF ASSETS. Effective on the Separation Date, 3Com hereby assigns, transfers, conveys and delivers (or will cause any applicable Subsidiary to assign, transfer, convey and deliver) to Palm, or, pursuant to
SECTION 1.4, to any applicable Palm Subsidiary, and Palm hereby accepts from 3Com, or applicable 3Com Subsidiary, and agrees to cause its applicable Palm Subsidiary to accept, all of 3Com's and its applicable Subsidiaries' respective right, title and interest in Palm Assets, other than the Delayed Transfer Assets; PROVIDED, HOWEVER, that any Palm Assets that are specifically assigned or transferred pursuant to another Ancillary Agreement shall not be assigned or transferred pursuant to this SECTION 1.1(a).

         (b) ASSUMPTION OF LIABILITIES. Effective on the Separation Date, Palm hereby assumes and agrees faithfully to perform and fulfill (or will cause any applicable Subsidiary to assume, perform and fulfill), all the Palm Liabilities owed by 3Com, other than the Delayed Transfer Liabilities, in accordance with their respective terms. Thereafter, Palm shall be responsible (or will cause any applicable Subsidiary to be responsible) for all Palm Liabilities held by 3Com, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or after the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any Palm Liabilities arising out of claims made by 3Com's or Palm's respective directors, officers, consultants, independent contractors, employees or agents against any member of the 3Com Group or the Palm Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the 3Com Group or the Palm Group or any of their respective directors, officers, employees or agents.

         (c) DELAYED TRANSFER ASSETS AND LIABILITIES. Each of the parties hereto agrees that the Delayed Transfer Assets will be assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be assumed, in accordance with the terms of the agreements that provide for such assignment, transfer, conveyance and delivery, or such assumption, after the date of this Agreement or as otherwise set forth on SCHEDULE 1.1(c). Following such assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the assumption of any Delayed Transfer Liability, the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the other Ancillary Agreements as a Palm Asset or as a Palm Liability, as the case may be.

         (d) MISALLOCATED ASSETS. In the event that at any time or from time to time (whether prior to, on or after the Separation Date), any party hereto (or any member of such party's respective Group), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

         (e) PAYMENT. Palm shall make a payment in cash to 3Com to the extent that the value of transferred Palm Assets exceed transferred Palm Liabilities. Similarly, 3Com shall make payment in cash to Palm to the extent that the value of transferred Palm Liabilities exceed transferred Palm Assets. Book value shall be used in measuring the value of the transferred Palm Assets and Palm Liabilities, as the parties agree that book value is the best evidence of fair market value of the transferred Palm Assets and Palm Liabilities.

         SECTION 1.2  PALM ASSETS.

         (a) INCLUDED ASSETS. For purposes of this Agreement, "PALM ASSETS" shall mean (without duplication) the following Assets, except as otherwise provided for in any other Ancillary Agreement or other express agreement of the parties:

                  (i) all Assets reflected in the Palm Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Palm Balance Sheet;

                  (ii) all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the Palm

Balance Sheet in accordance with the principles and accounting policies under which the Palm Balance Sheet was prepared;

                  (iii) all Assets acquired by 3Com or its Subsidiaries after the date of the Palm Balance Sheet that would be reflected in the consolidated balance sheet of Palm as of the Separation Date if such consolidated balance sheet was prepared using the same principles and accounting policies under which the Palm Balance Sheet was prepared, including any business transaction processing that may occur on 3Com systems on behalf of Palm during the period between separation date to initialization of the processing systems required by Palm;

                  (iv) all Assets that are used primarily by the Palm Business at the Separation Date but are not reflected in the Palm Balance Sheet due to mistake or omission; provided, however, that no Asset shall be a Palm Asset requiring any transfer by 3Com unless Palm or its Subsidiaries have, on or before the first anniversary of the Distribution Date, given 3Com or its Subsidiaries notice that such Asset is a Palm Asset;

                  (v) all Palm Contingent Gains;

                  (vi) all Palm Contracts;

                  (vii) to the extent permitted by law and subject to the Indemnification and Insurance Matters Agreement, all rights of any member of the Palm Group under any of 3Com's Insurance Policies or other insurance policies issued by Persons unaffiliated with 3Com; and

                  (viii) all Assets that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or
SCHEDULE 1.2(a)(viii) or any other Schedule hereto or thereto) as Assets to be transferred to Palm or any other member of the Palm Group.

         (b) EXCLUDED ASSETS. For the purposes of this Agreement, "EXCLUDED ASSETS" shall mean:

                  (i) the Assets listed or described on SCHEDULE 1.2(b)(i);

                  (ii) the Retained Receivables; and

                  (iii) any Assets that are expressly contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by 3Com or any other member of the 3Com Group.

         SECTION 1.3  PALM LIABILITIES.

         (a) INCLUDED LIABILITIES. For the purposes of this Agreement, "PALM LIABILITIES" shall mean (without duplication) the following Liabilities, except as otherwise provided for in any other Ancillary Agreement or other express agreement of the parties:

                  (i) all Liabilities reflected in the Palm Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Palm Balance Sheet;

                  (ii) all Liabilities of 3Com or its Subsidiaries that arise after the date of the Palm Balance Sheet that would be reflected in the consolidated balance sheet of Palm as of the Separation Date if such consolidated balance sheet was prepared using the same principles and accounting policies under which the Palm Balance Sheet was prepared;

                  (iii) all Liabilities that are related primarily to the Palm Business at the Separation Date but are not reflected in the Palm Balance Sheet due to mistake or unintentional omission; PROVIDED, HOWEVER, that no Liability shall be considered as a Palm Liability unless 3Com or its Subsidiaries, on or before the first anniversary of the Distribution Date, has given Palm or its Subsidiaries notice that such Liability is a Palm Liability;

                  (iv) all Palm Contingent Liabilities;

                  (v) all Liabilities (other than Liabilities for Taxes), whether arising before, on or after the Separation Date, primarily relating to, arising out of or resulting from:

                           (1) the operation of the Palm Business, as conducted
at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

                           (2) the operation of any business conducted by any
member of the Palm Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

                           (3) any Palm Assets;

                  (vi) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations listed or described on SCHEDULE 1.3(a)(vi); and

                  (vii) all Liabilities that are expressly contemplated by this Agreement, SCHEDULE 1.3(a)(vii), the Separation Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Palm or any member of the Palm Group, and all agreements, obligations and Liabilities of any member of the Palm Group under this Agreement or any of the Ancillary Agreements.

Notwithstanding the foregoing, any Liabilities of any Subsidiaries of 3Com listed on SCHEDULE 2.1(b) of the Separation Agreement shall not be assumed pursuant to SECTION 1.2(a), and the Palm Liabilities shall not include the Excluded Liabilities referred to in SECTION 1.3(b) below.

         (b) EXCLUDED LIABILITIES. For the purposes of this Agreement, "EXCLUDED LIABILITIES" shall mean:

                  (i) all Liabilities listed or described in SCHEDULE 1.3(b)(i);

                  (ii) the Retained Payables;

                  (iii) all Insured Palm Liabilities;

                  (iv) all Liabilities that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by 3Com or any other member of the 3Com Group, and all agreements and obligations of any member of the 3Com Group under the Separation Agreement, this Agreement or any other Ancillary Agreement.

         SECTION 1.4 THE NON-US PLAN. Each of 3Com and Palm shall take, and shall cause each member of its respective Group to take, such action as reasonably necessary to consummate the transactions contemplated by the Non-US Plan (whether prior to, on or after the Separation Date). Notwithstanding anything in this Agreement, the Separation Agreement or in any other Ancillary Agreement to the contrary, no party to a Local Transfer Agreement shall be entitled to receive or retain any Asset unless such party shall have paid any consideration contemplated to be paid in connection therewith pursuant to the Non-US Plan.

         SECTION 1.5  METHODS OF TRANSFER AND ASSUMPTION.

         (a) TERMS OF OTHER ANCILLARY AGREEMENTS GOVERN. The parties shall enter into the other Ancillary Agreements, on or about the date of this Agreement. To the extent that the transfer of any Palm Asset or the assumption of any Palm Liability is expressly provided for by the terms of any other Ancillary Agreement, the terms of such other Ancillary Agreement shall effect, and determine the manner of, the transfer or assumption. It is the intent of the parties that pursuant to SECTIONS 1.1, 1.2 AND 1.3, the transfer and assumption of all other Palm Assets and Palm Liabilities, other than Delayed Transfer Assets and Delayed Transfer Liabilities, shall be made effective as of the Separation Date; PROVIDED, HOWEVER, that circumstances in various jurisdictions outside the United States may require the transfer of certain Assets and the assumption of certain Liabilities to occur in such other manner and at such other time as the parties shall agree, as provided in SECTION 1.4 hereof.

         (b) MISTAKEN ASSIGNMENTS AND ASSUMPTIONS. In addition to those transfers and assumptions accurately identified and designated by the parties to take place but which the parties are not able to effect prior to the Separation Date, there may exist (i) Assets that the parties discover were, contrary to the agreements between the parties, by mistake or omission, transferred to Palm or (ii) Liabilities that the parties discover were, contrary to the agreements between the parties, by mistake or omission, assumed by Palm. The parties shall cooperate in good faith to effect the transfer or re-transfer of such Assets, and/or the assumption or re-assumption of such Liabilities, to or by the appropriate party and shall not use the determination that remedial actions need to be taken to alter the original intent of the parties hereto with respect to the Assets to be transferred to or Liabilities to be assumed by Palm. Each party shall reimburse the other or make other financial adjustments (e.g., without limitation, cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

         (c) DOCUMENTS RELATING TO OTHER TRANSFERS OF ASSETS AND ASSUMPTION OF LIABILITIES. In furtherance of the assignment, transfer and conveyance of Palm Assets and the assumption of Palm Liabilities set forth in SECTIONS 1.5(a) AND
(b) and certain other Ancillary Agreements, simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) 3Com shall execute and deliver, and shall cause its Subsidiaries in accordance with Local Transfer Agreements to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of 3Com's and its Subsidiaries' right, title and interest in and to the Palm Assets to Palm and (ii) Palm shall execute and deliver to 3Com and its Subsidiaries such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Palm Liabilities by Palm.

         SECTION 1.6  GOVERNMENTAL APPROVALS AND CONSENTS.

         (a) TRANSFER IN VIOLATION OF LAWS. If and to the extent that the valid, complete and perfected transfer assignment or novation to the Palm Group of any Palm Assets and Palm Liabilities (or from the Palm Group of any Non-Palm Assets) would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation, the IPO or the Distribution, then, unless 3Com shall otherwise determine, the transfer, assignment or novation to or from the Palm Group, as the case may be, of such Palm Assets or Non-Palm Assets, respectively, shall be automatically deemed deferred and any such purported transfer, assignment or novation shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such Asset shall still be considered a Palm Asset for purposes of determining whether any Liability is a Palm Liability; PROVIDED, HOWEVER, that if such covenants or Governmental Approvals have not been obtained within six months of the Distribution Date, the parties will use their reasonable commercial efforts to achieve an alternative solution in accordance with the parties' intentions.

         (b) TRANSFERS NOT CONSUMMATED PRIOR TO SEPARATION DATE. If the transfer, assignment or novation of any Assets intended to be transferred or assigned hereunder, including pursuant to the Non-US Plan, is not consummated prior to or on the Separation Date, whether as a result of the provisions of
SECTION 1.6(a) or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Palm Assets (or such Non-Palm Assets, as the case may be), including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assets, are to inure from and after the Separation Date to the Palm Group (or the 3Com Group, as the case may be). If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to SECTION 1.6(a), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or such other applicable Ancillary Agreement.

         (c) EXPENSES. The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

         SECTION 1.7 NONRECURRING COSTS AND EXPENSES. Notwithstanding anything herein to the contrary, any nonrecurring costs and expenses incurred by the parties hereto to effect the transactions contemplated hereby which are not allocated pursuant to the terms of the Separation Agreement, this Agreement or any other Ancillary Agreement shall be the responsibility of the party which incurs such costs and expenses.

         SECTION 1.8  NOVATION OF ASSUMED PALM LIABILITIES.

         (a) REASONABLE COMMERCIAL EFFORTS. Each of 3Com and Palm, at the request of the other, shall use its reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all rights and obligations under agreements, leases, licenses and other obligations or Liabilities (including Palm OFLs) of any nature whatsoever that constitute Palm Liabilities or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Palm Group, so that, in any such case, Palm and its Subsidiaries will be solely responsible for such Liabilities; PROVIDED, HOWEVER, that neither 3Com, Palm nor their Subsidiaries shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested.

         (b) INABILITY TO OBTAIN NOVATION. If 3Com or Palm is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the 3Com Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof (except to the extent expressly set forth in this Agreement, the Separation Agreement or any other Ancillary Agreement), Palm shall, as agent or subcontractor for 3Com or such other Person, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of 3Com or such other Person, as the case may be, thereunder from and after the date hereof. 3Com shall, without further consideration, pay and remit, or cause to be paid or remitted, to Palm or its appropriate Subsidiary promptly all money, rights and other consideration received by it or any member of its respective Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, 3Com shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of its respective Group to Palm without payment of further consideration and Palm shall, without the payment of any further consideration, assume such rights and obligations.

                                   ARTICLE II

                                   LITIGATION

         SECTION 2.1 ALLOCATION. Notwithstanding any contrary provisions in the Indemnification and Insurance Matters Agreement, on the Separation Date, the responsibilities for management of the litigation identified in a litigation disclosure letter (the "LITIGATION DISCLOSURE LETTER"), which will be delivered by 3Com to Palm on the Separation Date, shall be transferred in their entirety from 3Com and its Subsidiaries to Palm and its Subsidiaries. As of the Separation Date and thereafter, Palm shall manage the defense of such litigation and shall cause its applicable Subsidiaries to do the same. 3Com and its Subsidiaries must first obtain the prior consent of Palm or its applicable Subsidiary for any action taken subsequent to the Separation Date in connection with the litigation identified in the Litigation Disclosure Letter, which consent cannot be unreasonably withheld or delayed. All other matters relating to such litigation, including but not limited to indemnification for such claims, shall be governed by the provisions of the Indemnification and Insurance Matters Agreement.

         SECTION 2.2 COOPERATION. 3Com and Palm and their respective Subsidiaries shall cooperate with each other in the defense of any litigation covered under this ARTICLE II and afford to each other reasonable access upon reasonable advance notice to witnesses and Information (other than Information protected from disclosure by applicable privileges) that is reasonably required to defend this litigation (as "INFORMATION" is defined pursuant to SECTION 5.4 of the Separation Agreement). The foregoing agreement to cooperate includes, but is not limited to, an obligation to provide access to qualified assistance to provide information, witnesses and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the party responding to discovery may meet all court-imposed deadlines. The party requesting information shall reimburse the party providing information consistent with the terms of
SECTION 5.4 of the Separation Agreement. The obligations set forth in this paragraph are more clearly defined in SECTION 5.4 of the Separation Agreement.

                                   ARTICLE III

                                  MISCELLANEOUS

         SECTION 3.1 ENTIRE AGREEMENT. This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         SECTION 3.2 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to SECTION 5.9 of the Separation Agreement.

         SECTION 3.3 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

                  if to 3Com:
                                    3Com Corporation
                                    5400 Bayfront Plaza
                                    Santa Clara, California 95052
                                    Attention:  General Counsel
                                    Fax:  (408) 326-6434

                  if to Palm:
                                    Palm, Inc.
                                    5470 Great America Parkway
                                    Santa Clara, California 95052
                                    Attention:  General Counsel

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

         SECTION 3.4 PARTIES IN INTEREST. This Agreement, including the Exhibits and Schedules hereto, and the other documents referred to herein, shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and nothing in this

Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 3.5 COUNTERPARTS. This Agreement, including the Exhibits and Schedules hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         SECTION 3.6 ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto, without the other party's express written consent.

         SECTION 3.7 SEVERABILITY. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         SECTION 3.8 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 3.9 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

         SECTION 3.10 AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         SECTION 3.11 INTERPRETATION. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

         SECTION 3.12 CONFLICTING AGREEMENTS. In the event of conflict between this Agreement and any other Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail (other than (i) as otherwise provided herein and (ii) the Separation Agreement).

                                   ARTICLE IV

                                   DEFINITIONS

         SECTION 4.1 3COM GROUP. "3COM GROUP" means 3Com, each Subsidiary and Affiliated Company of 3Com (other than any member of the Palm Group) immediately after the Separation Date, after giving effect to the Non-US Plan and each Person that becomes a Subsidiary or Affiliate Company of 3Com after the Separation Date.

         SECTION 4.2 ACTION. "ACTION" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

         SECTION 4.3 AFFILIATED COMPANY. "AFFILIATED COMPANY" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

         SECTION 4.4 ANCILLARY AGREEMENT. "ANCILLARY AGREEMENT" has the meaning set forth in SECTION 2.1 of the Separation Agreement.

         SECTION 4.5 ASSETS. "ASSETS" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

                   (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

                  (ii) all apparatus, computers and other electronic data processing equipment, , automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property, but excluding fixtures, machinery, equipment, furniture and office equipment;

                 (iii) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

                  (iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise;

                   (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;

                  (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

                 (vii) all deposits, letters of credit and performance and surety bonds;

                (viii) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

                  (ix) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property;

                   (x) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

                  (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

                 (xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

                (xiii) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

                 (xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

                  (xv) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority;

                 (xvi) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

                (xvii) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

         SECTION 4.6 CONTRACTS. "CONTRACTS" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

         SECTION 4.7 DELAYED TRANSFER ASSETS. "DELAYED TRANSFER ASSETS" means any Palm Assets that are expressly provided in this Agreement, the Separation Agreement or any other Ancillary Agreement to be transferred after the date of this Agreement.

         SECTION 4.8 DISTRIBUTION. "DISTRIBUTION" means 3Com's pro rata distribution to the holders of its common stock, $0.001 par value, following the IPO as provided in the Separation Agreement, of all of the shares of Palm common stock owned by 3Com.

         SECTION 4.9 DISTRIBUTION DATE. "DISTRIBUTION DATE" has the meaning set forth in Section 4.1 of the Separation Agreement.

         SECTION 4.10 GOVERNMENTAL APPROVALS. "GOVERNMENTAL APPROVALS" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

         SECTION 4.11 GOVERNMENTAL AUTHORITY. "GOVERNMENTAL AUTHORITY" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         SECTION 4.12 INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT. "Indemnification and Insurance Matters Agreement" means the Indemnification and Insurance Matters Agreement attached as Exhibit J to the Separation Agreement.

         SECTION 4.13 INSURANCE POLICIES. "INSURANCE POLICIES" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

         SECTION 4.14 INSURED PALM LIABILITIES. "INSURED PALM LIABILITIES" means any Palm Liability to the extent that (i) it is covered under the terms of 3Com's Insurance Policies in effect prior to the Distribution Date and (ii) Palm is not a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.

         SECTION 4.15 INTELLECTUAL PROPERTY. "INTELLECTUAL PROPERTY" means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents, invention disclosures; mask works; copyrights, and copyright applications and registrations; Web addresses, trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); utility models; registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.

         SECTION 4.16 IPO REGISTRATION STATEMENT. "IPO REGISTRATION STATEMENT" means the registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission registering the shares of common stock of Palm to be issued in the initial public offering, together with all amendments thereto.

         SECTION 4.17 LIABILITIES. "LIABILITIES" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

         SECTION 4.18 LOCAL TRANSFER AGREEMENTS. "LOCAL TRANSFER AGREEMENTS" means the agreements necessary to effect the Non-US Plan (as defined in the Separation Agreement).

         SECTION 4.19 NON-US PLAN. "NON-US PLAN" has the meaning set forth in Section 5.8 of the Separation Agreement.

         SECTION 4.20 OFLS. "OFLS" mean all liabilities, obligations, contingencies, instruments and other Liabilities of any member of the 3Com Group of a financial nature with third parties existing on the date hereof or entered into or established between the date hereof and the Separation Date, including any of the following:

                   (i) foreign exchange contracts;

                  (ii) letters of credit;

                 (iii) guarantees of third party loans to customers;

                  (iv) surety bonds (excluding surety for workers' compensation self-insurance);

                   (v) interest support agreements on third party loans to
                       customers;

                  (vi) performance bonds or guarantees issued by third parties;

                 (vii) swaps or other derivatives contracts; and

                (viii) recourse arrangements on the sale of receivables or notes.

         SECTION 4.21 PALM BALANCE SHEET. "PALM BALANCE SHEET" means the audited consolidated balance sheet (including the notes thereto) of the Palm Business as of August 27, 1999, that is included in the IPO Registration Statement.

         SECTION 4.22 PALM BUSINESS. "PALM BUSINESS" means the business and operations of the business of Palm as described in the IPO Registration Statement and, except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Palm Business as then conducted.

         SECTION 4.23 PALM CONTINGENT GAIN. "PALM CONTINGENT GAIN" means any claim or other right of a member of the 3Com Group or the Palm Group that primarily relates to the Palm Business, whenever arising, against any Person other than a member of the 3Com Group or the Palm Group, if and to the extent that (i) such claim or right arises out of the events, acts or omissions occurring as of the Separation Date (based on then existing law) and (ii) the existence or scope of the obligation of such other Person as of the Separation Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Separation Date. A claim or right meeting the foregoing definition shall be considered a Palm Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Separation Date with respect thereto. In the case of any claim or right a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a Palm Contingent Gain. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Separation Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Separation Date, such that the claim or right, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of (i) any Insurance Proceeds, (ii) any Excluded Assets, (iii) any reversal of any litigation or other reserve, or
(iv) any matters relating to Taxes (which are governed by the Tax Sharing Agreement) shall be deemed to be a Palm Contingent Gain.

         SECTION 4.24 PALM CONTINGENT LIABILITY. "PALM CONTINGENT LIABILITY" means any Liability, other than Liabilities for Taxes (which are governed by the Tax Sharing Agreement), of a member of the 3Com Group or the Palm Group that primarily relates to the Palm Business, whenever arising, to any Person other than a member of the 3Com Group or the Palm Group, if and to the extent that (i) such Liability arises out of the events, acts or omissions occurring as of the Separation Date and (ii) the existence or scope of the obligation of a member of the 3Com Group or the Palm Group as of the Separation Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such Liability to have been discovered or asserted as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined). In the case of any Liability a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a Palm Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have arisen out of events, acts or omissions occurring prior to the Separation Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Separation Date, such that the claim, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the Separation Date, or to satisfy any obligation accrued under any Plan (as defined in the Employee Matters Agreement) as of the Separation Date, shall deemed to be a Palm Contingent Liability. For purposes of determining whether a claim relating to the Year 2000 problem is a Palm Contingent Liability, claims relating to products shipped prior to the Separation Date shall be deemed to have arisen prior to the Separation Date.

         SECTION 4.25 PALM CONTRACTS. "PALM CONTRACTS" means the following contracts and agreements to which 3Com is a party or by which it or any of its Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by 3Com or any member of the 3Com Group pursuant to any provision of this Agreement or any other Ancillary
Agreement:

                  (i) any contract or agreement entered into in the name of, or expressly on behalf of, any division or business unit of Palm;

                 (ii) any contract or agreement that relates primarily to the Palm Business;

                (iii) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement, the Separation Agreement or any of the other Ancillary Agreements to be assigned to Palm;

                 (iv) any guarantee, indemnity, representation, warranty or other Liability of any member of the Palm Group or the 3Com Group in respect of any other Palm Contract, any Palm Liability or the Palm Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the Palm Business); and

                  (v) any Palm OFL.

         SECTION 4.26 PALM GROUP. "PALM GROUP" means Palm, each Subsidiary and Affiliated Company of Palm immediately after the Separation Date or that is contemplated to be a Subsidiary or Affiliated Company of Palm pursuant to the Non-US Plan and each Person that becomes a Subsidiary or Affiliate Company of Palm after the Separation Date.

         SECTION 4.27 PALM PRO FORMA BALANCE SHEET. "PALM PRO FORMA BALANCE SHEET" means the unaudited pro forma condensed consolidated balance sheet appearing in the IPO Registration Statement.

         SECTION 4.28 PERSON. "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         SECTION 4.29 RETAINED PAYABLES. "RETAINED PAYABLES" means (i) all accounts payable and other obligations of payment for goods or services purchased, leased or otherwise received in the conduct of the Palm Business that as of the Separation Date are payable to a third Person by 3Com or any of 3Com's Subsidiaries, whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of 3Com or any of 3Com's Subsidiaries with respect thereto, and any obligations related to any of the foregoing and (ii) all employee compensation Liabilities and other miscellaneous Liabilities for which an adjustment is made in the Palm Pro Forma Balance Sheet.

         SECTION 4.30 RETAINED RECEIVABLES. "RETAINED RECEIVABLES" means (i) all accounts receivable and other rights to payment for goods or services sold, leased or otherwise provided in the conduct of the Palm Business that as of the Separation Date are payable by a third Person to 3Com or any of 3Com's Subsidiaries, whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of the account debtor with respect thereto, and any proceeds of any of the foregoing and (ii) all other miscellaneous Assets for which an adjustment is made in the Palm Pro Forma Balance Sheet.

         SECTION 4.31 SECURITY INTEREST. "SECURITY INTEREST" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

         SECTION 4.32 SEPARATION. "SEPARATION" means the transfer and contribution from 3Com to Palm, and Palm's receipt and assumption of, directly or indirectly, substantially all of the Assets and Liabilities currently associated with the Palm Business and the stock, investments or similar interests currently held by 3Com in subsidiaries and other entities that conduct such business.

         SECTION 4.33 SEPARATION AGREEMENT. "SEPARATION AGREEMENT" means the Master Separation and Distribution Agreement dated as of December 13, 1999, of which this is an Exhibit thereto.

         SECTION 4.34 SEPARATION DATE. "SEPARATION DATE" means the effective date and time of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation, which shall be 12:01 a.m., Pacific Time, February 26, 2000, or such date as may be fixed by the Board of Directors of 3Com.

         SECTION 4.35 SUBSIDIARY. "SUBSIDIARY" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interest having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

         SECTION 4.36 TAXES. "TAXES" has the meaning set forth in the Tax Sharing Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, each of the parties has caused this General Assignment and Assumption Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

3COM CORPORATION                         PALM, INC.


By:________________________________      By:________________________________

Name:______________________________      Name:______________________________

Title:_____________________________      Title:_____________________________

             SCHEDULE 1.1(c) DELAYED TRANSFER ASSETS AND LIABILITIES

None.

          SCHEDULE 1.2(a)(VIII) SPECIFIC PALM ASSETS TO BE TRANSFERRED

Inventories.

                       SCHEDULE 1.2(b)(i) EXCLUDED ASSETS

None.

     SCHEDULE 1.3(a)(vi) DIVESTED BUSINESSES WHICH CONTAIN LIABILITIES TO BE
                               TRANSFERRED TO PALM

None.

                 SCHEDULE 1.3(a)(vii) SPECIFIC PALM LIABILITIES

None.

                     SCHEDULE 1.3(b)(i) EXCLUDED LIABILITIES

None.